EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

CALLWAVE, INC.

THE UNDERSIGNED, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does hereby execute this Certificate of Incorporation and does hereby certify as follows:

FIRST: The name of this Corporation is CALLWAVE, INC.

SECOND: The address of this Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19901. National Corporation Research, Ltd., is the Corporation’s registered agent at that address.

THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which this Corporation is authorized to issue shall be One Million (1,000,000), all of which shall be “Common Stock” with the par value of One One-hundredth of One Cent ($0.0001) per share.

FIFTH: The incorporator of this Corporation is Michael E. Pfau, whose mailing address is 1421 State Street, Santa Barbara, California 93101.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place o places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.

SEVENTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of Directors of the Corporation need not be by written ballot.

EIGHTH: A Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a Director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or appeal.

NINTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized at any time by the laws of the State of Delaware may be added to this Certificate of Incorporation in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on this 27th day of April, 2004.

/s/ Michael E. Pfau

Michael E. Pfau, Incorporator

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